Exhibit 10.1

January 1, 2009

Lifetime Brands, Inc.

Attention: Ronald Shiftan

1000 Stewart Avenue

Garden City, NY 11530

Dear Mr. Shiftan:

RE: Employment Agreement dated May 2, 2006 by and between Lifetime Brands, Inc. and Jeffrey Siegel (the “Employment Agreement”)

As discussed, I hereby irrevocably waive my right under Section 3(a) of the Employment Agreement to receive an annual increase in base salary for the period commencing on January 1, 2009 and ending on December 31, 2009 based on the percentage by which the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) all items index, New York-Northern New Jersey-Long Island, NY-NJ-CT-PA (the “Relevant CPI Index”) for December 31, 2008 increased over the Relevant CPI Index for December 31, 2007. However, my base salary for the one year period commencing on January 1, 2010 and ending on December 31, 2010 shall be adjusted based on the annualized compounded increase in the Relevant CPI index from December 31, 2007 to December 31, 2009. (For example, if I earned a base salary of $100,000 for the period commencing January 1, 2008 and ending on December 31, 2008 and would have received a 3% increase in my base salary for the period commencing January 1, 2009 and ending on December 31, 2009 based upon the increase in the Relevant CPI index from December 31, 2007 to December 31, 2008, I will continue to be paid a base salary of $100,000 for the one year period commencing on January 1, 2009 and ending on December 31, 2009, rather than a base salary of $103,000. If the Relevant CPI index increases 4% from December 31, 2008 to December 31, 2009, my base salary will be $107,120 for the one year period commencing on January 1, 2010 and ending on December 31, 2010). All other terms and conditions of the Employment Agreement shall remain in full force and effect.

Sincerely,

/s/ Jeffrey Siegel

Jeffrey Siegel

Accepted and Agreed:

LIFETIME BRANDS, INC.

/s/ Ronald Shiftan

By: Ronald Shiftan, Vice Chairman and COO